Exhibit 10.11

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                                 MICROMUSE INC.,

                             CAN ACQUISITION CORP.,

                       CALVIN ALEXANDER NETWORKING, INC.,

                          ADAM FORBES AND MICHAEL WOOD


                                November 2, 1999
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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

ARTICLE I THE MERGER.........................................................1
      1.1  The Merger........................................................1
      1.2  Closing; Effective Time...........................................2
      1.3  Effect of the Merger..............................................2
      1.4  Certificate of Incorporation; Bylaws..............................2
      1.5  Directors and Officers............................................2
      1.6  Effect on Capital Stock...........................................2
      1.7  Surrender of Certificates.........................................4
      1.8  No Further Ownership Rights in Target Capital Stock...............5
      1.9  Lost, Stolen or Destroyed Certificates............................6
      1.10  Taking of Necessary Action; Further Action.......................6
      1.11  Tax-Free Reorganization..........................................6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET..........................6
      2.1  Organization, Standing and Power..................................7
      2.2  Capital Structure.................................................7
      2.3  Authority.........................................................7
      2.4  Financial Statements..............................................8
      2.5  Absence of Certain Changes........................................8
      2.6  Absence of Undisclosed Liabilities................................9
      2.7  Litigation........................................................9
      2.8  Restrictions on Business Activities...............................9
      2.9  Governmental Authorization........................................9
      2.10  Title to Property................................................9
      2.11  Intellectual Property...........................................10
      2.12  Taxes...........................................................11
      2.13  Employee Benefit Plans..........................................13
      2.14  Employees and Consultants.......................................14
      2.15  Related-Party Transactions......................................15
      2.16  Insurance.......................................................15
      2.17  Compliance with Laws............................................16
      2.18  Brokers'and Finders'Fees........................................16
      2.19  Voting Agreement; Irrevocable Proxies...........................16
      2.20  Vote Required...................................................16
      2.21  No Breach of Material Contracts.................................16
      2.22  Registration Statement; Proxy Statement/Prospectus..............16
      2.23  Complete Copies of Materials....................................17
      2.24  Review of Acquiror's SEC Filings................................17
      2.25  Board Approval..................................................17
      2.26  Section 203 of Delaware Law Not Applicable......................17
      2.27  Dissenter's Rights..............................................17
      2.28  Representations Complete........................................17


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ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......17
      3.1  Organization, Standing and Power.................................18
      3.2  Capital Structure................................................18
      3.3  Authority........................................................19
      3.4  SEC Documents; Financial Statements..............................20
      3.5  Absence of Certain Changes.......................................20
      3.6  Litigation.......................................................20
      3.7  Compliance with Laws.............................................21
      3.8  Board Approval...................................................21
      3.9  Representations Complete.........................................21

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............................21
      4.1  Conduct of Business of Target....................................21
      4.2  Notices..........................................................24

ARTICLE V ADDITIONAL AGREEMENTS.............................................24
      5.1  No Solicitation..................................................24
      5.2  Preparation of Information Statement/Proxy Statement.............25
      5.3  Stockholders Meeting or Consent Solicitation.....................25
      5.4  Access to Information............................................25
      5.5  Public Disclosure................................................26
      5.6  Consents; Cooperation............................................26
      5.7  Update Disclosure; Breaches......................................27
      5.8  Voting and Proxy Agreements......................................27
      5.9  Assignment of Target Lease.......................................27
      5.10  Assignment and Recruitment of Developers........................27
      5.11  Legal Requirements..............................................28
      5.12  Additional Agreements; Commercially Reasonable Efforts..........28
      5.13  Employee Benefits...............................................28
      5.14  Intentionally Left Blank........................................28
      5.15  Registration Requirements.......................................28
      5.16  Issuance of Additional Shares...................................33
      5.17  "Market Stand-Off"Agreement.....................................34

ARTICLE VI CONDITIONS TO THE MERGER.........................................35
      6.1  Conditions to Obligations of Each Party to Effect the Merger.....35
      6.2  Additional Conditions to Obligations of Target...................36
      6.3  Additional Conditions to the Obligations of Acquiror and
           Merger Sub ......................................................36

ARTICLE VII TERMINATION, EXPENSES, AMENDMENT AND WAIVER.....................38
      7.1  Termination......................................................38
      7.2  Effect of Termination............................................39
      7.3  Expenses.........................................................39
      7.4  Amendment........................................................39
      7.5  Extension; Waiver................................................39


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ARTICLE XIII INDEMNIFICATION................................................40
      8.1  Survival of Representations, Warranties and Covenants............40
      8.2  Indemnity........................................................40
      8.3  Intentionally Left Blank.........................................41
      8.4  Intentionally Left Blank.........................................41

ARTICLE X GENERAL PROVISIONS................................................41
      9.1  Notices..........................................................41
      9.2  Interpretation...................................................42
      9.3  Counterparts.....................................................42
      9.4  Entire Agreement; No Third Party Beneficiaries...................42
      9.5  Severability.....................................................43
      9.6  Remedies Cumulative..............................................43
      9.7  Governing Law....................................................43
      9.8  Assignment.......................................................43
      9.9  Rules of Construction............................................43

SCHEDULES

Target Disclosure Letter
Acquiror Disclosure Letter


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EXHIBITS

Exhibit A                   Certificate of Merger
Exhibit B                   Intentionally Omitted
Exhibit C                   Voting and Proxy Agreements
Exhibit D-1, D-2 and D-3    Founders' Employment Agreements
Exhibit E                   Key Employee Employment Agreements
Exhibit F                   Non-Competition Agreements


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                      AGREEMENT AND PLAN OF REORGANIZATION

            This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of November 2, 1999, by and among Micromuse Inc., a Delaware corporation ("Acquiror"), CAN Acquisition Corp., a Delaware corporation ("Merger Sub"), Calvin Alexander Networking, Inc., a Delaware corporation ("Target"), and each of the undersigned stockholders of Target (each a "Target Stockholder" or "Founder") and, collectively, the "Target Stockholders" or "Founders"). Certain other capitalized terms used in this Agreement are as defined herein.

                                    RECITALS

            WHEREAS, the Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Target with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

            WHEREAS, pursuant to the Merger, among other things, each outstanding share of common stock of Target, par value $0.01 per share and each outstanding share of preferred stock of Target, par value $0.01 per share (collectively, the "Target Capital Stock"), shall be converted into cash and/or shares of common stock of Acquiror, $0.01 par value (the "Acquiror Common Stock"), at the rates set forth herein.

            WHEREAS, Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

            WHEREAS, the parties to this Agreement intend that the Merger qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

            NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

            1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit A (the "Certificate of Merger"), and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."
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            1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, California 94025, or at such other location as the parties hereto agree. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

            1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4 Certificate of Incorporation; Bylaws.

                  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

            1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

            1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target, the Target Stockholders or the holders of any of Target's securities:

                  (a) Conversion of Target Capital Stock. The total amount of consideration (consisting of shares of Acquiror Common Stock valued as set forth below and cash) to be issued in exchange for the acquisition by Acquiror of all outstanding target capital stock ("Outstanding Target Stock") shall be equal to thirty million dollars ($30,000,000) (the "Total Consideration").

                  (b) The amount of Total Consideration allocable to the outstanding Target Series A Preferred Stock (the "Series A Consideration") shall be $3,000,000 and the


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amount of the Series A Consideration to be allocated to each holder of Target
Series A Preferred Stock shall equal the product of the Series A Consideration multiplied by a fraction, the numerator of which is the number of shares of Target Series A Preferred Stock owned by such holder and the denominator of which is the total number of shares of Target Series A Preferred Stock outstanding. On or before the fifth (5th) day preceding the Closing Date each holder of Target Series A Preferred Stock may elect to receive in cash all or any portion of such holder's allocated amount of the Series A Consideration by delivering a written notice of such election, setting forth the amount to be received in cash, to Acquiror. The portion of such holder's allocated amount of the Series A Consideration which such holder does not so elect to receive in cash, if any, shall be received in shares of Acquiror Common Stock, the number of which shall be determined by dividing (A) the amount by which the holder's total allocated amount of the Series A Consideration exceeds the amount of cash, if any, that the holder elects to receive, by (B) $68.36 (the "Stock Price"). At the Effective Time, each holder's shares of Target Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(d) and Dissenting Shares (as defined in Section 1.6(h)) will be canceled and extinguished, and all such shares converted automatically into (i) the amount of cash and (ii) the number of shares of Acquiror Common Stock determined as set forth above, such shares of Acquiror Common Stock being hereinafter referred to in the aggregate as the "Series A--Stock Consideration."

                  (c) The amount of Total Consideration allocable to the outstanding Target Common Stock (the "Common Stock Consideration") shall be $27,000,000. The Common Stock Consideration shall be comprised of 394,968 shares of Acquiror Common Stock (the "Common Stock - Stock Consideration") obtained by dividing (A) the Common Stock Consideration by (B) the Stock Price. At the Effective Time, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(d) and Dissenting Shares (as defined in Section 1.6 (h)) will be canceled and extinguished and converted automatically into the right to receive a number of shares of Acquiror Common Stock equal to the Common Stock - Stock Consideration divided by the number of issued and outstanding shares of Target Common Stock.

                  (d) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                  (e) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, no par value, of Merger Sub ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall continue to evidence ownership of one share of capital stock of the Surviving Corporation.

                  (f) Adjustments to Exchange Ratio. Each exchange ratio calculated as provided in this Section 1.6 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like


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change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

                  (g) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Stock Price.

                  (h) Dissenters' Rights. If, as of the Effective Time, holders of the issued and outstanding Target Capital Stock are entitled to dissenters' rights under Delaware Law and have properly exercised and not lost such dissenters' rights with respect to dissenting shares in connection with the Merger, such shares of Target Capital Stock ("Dissenting Shares") shall not be converted into and shall not represent a right to receive the merger consideration, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares.

            1.7 Surrender of Certificates.

                  (a) Exchange Agent. ChaseMellon Shareholder Services shall act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) Acquiror to Provide Common Stock. Promptly after the Effective Time, Acquiror shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Acquiror may adopt, the cash and shares of Acquiror Common Stock issuable pursuant to Section 1.6 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time.

                  (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive cash and shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (in such amounts as are determined for such holder pursuant to Section 1.6) cash, if applicable, and a certificate, if applicable, representing the number of whole shares of Acquiror Common Stock and payment in lieu of fractional shares, if applicable, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time,


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represented shares of Target Capital Stock will be deemed from and after the
Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted, if any, and the right to receive an amount in cash, if any, determined in accordance with Section 1.6, including cash in lieu of fractional shares.

                  (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time that would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

                  (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the cash and number of shares of cash and/or Acquiror Common Stock to which such holder is entitled pursuant to Section 1.6 hereof.

            1.8 No Further Ownership Rights in Target Capital Stock. All cash and/or shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented


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to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

            1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, cash and/or such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

            1.11 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code.

                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF TARGET AND THE TARGET STOCKHOLDERS

            Target and the Target Stockholders represent and warrant to Acquiror that the statements contained in this Article II are true and correct, except as set forth in the disclosure letter delivered by Target and the Target Stockholders to Acquiror prior to the execution and delivery of this Agreement (the "Target Disclosure Letter"). The Target Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except as set forth in the proviso that follows, the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article II; provided, however, that any item disclosed under any paragraph of the Target Disclosure Letter shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect of such one paragraph of the Target Disclosure Letter is sufficient on its face to reasonably inform the reader of the Target Disclosure Letter of the information required to be disclosed in respect of other paragraphs of the Target Disclosure Letter. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to
(i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of


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debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

            2.1 Organization, Standing and Power. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect (as defined in Section 9.2) on Target. Target has delivered to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Target has no subsidiaries. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            2.2 Capital Structure. The authorized capital stock of Target consists of 2,600,000 shares of Common Stock, par value $0.01 per share, and 400,000 shares of Preferred Stock, par value $0.01 per share, of which 200,000 are designated as Convertible Preferred Stock, Series A, of which there were issued and outstanding as of the date of this Agreement, one million eight hundred thousand (1,800,000) shares of Common Stock, and 200,000 shares of Convertible Preferred Stock, Series A. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date of this Agreement. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. Except for the rights created pursuant to this Agreement there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target capital stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to the voting, purchase or sale of Target Capital Stock (i) between or among Target on the one hand and any of its stockholders on the other, and (ii) to Target's knowledge, among any of Target's stockholders or between any of Target's stockholders and any third party, except for the stockholders delivering Voting Agreements (as defined in Section 2.19 below). All outstanding Common Stock was issued in compliance with all applicable federal and state securities laws.

            2.3 Authority.

                  (a) Target has all requisite corporate power and authority to enter into this Agreement and the Certificate of Merger (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby the thereby. The execution and delivery this Agreement and the other Transaction Documents and the consummation of the transactions


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contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by Target and Target Stockholders and constitute the valid and binding obligations of Target and Target Stockholders, enforceable against Target and Target Stockholders in accordance with their terms.

                  (b) The execution and delivery of this Agreement and the other Transaction Documents by Target do not, and the consummation and performance of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a consent to assignment or a novation under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) any contract, agreement, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for
(i) the filing of the Certificate of Merger, together with the required officers' certificates; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); and (iv) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

            2.4 Financial Statements. The financial statements of Target, including the notes thereto, provided to Acquiror (the "Target Financial Statements") fairly present the financial condition and the related statements of operations, of stockholder's equity, and of cash flows of Target at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

            2.5 Absence of Certain Changes. Since September 30, 1999, (the "Target Balance Sheet Date"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target;
(iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any material contract entered into by Target, other than as provided to Acquiror, or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it is bound;
(vi) any amendment or change to the Certificate of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants, or (viii) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

            2.6 Absence of Undisclosed Liabilities. Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet of Target as of September 30, 1999, (the "Target Balance Sheet Date"), (ii) those incurred in the ordinary course of business since the Target Balance Sheet Date in amounts consistent with prior periods, and (iii) those incurred in connection with the execution of this Agreement.

            2.7 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened (including allegations that could form the basis for future action) against Target or any of its properties or officers or directors (in their capacities as such), nor does Target have any reason to expect that any such activity, threat or allegation will be forthcoming. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Letter. Target does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

            2.8 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

            2.9 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

            2.10 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as presently conducted or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet
Date), or
with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt that are reflected on the Target Balance Sheet. The plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Target does not own or lease any real property except as identified in Section 2.10 of the Target Disclosure Letter.

            2.11 Intellectual Property.

            (a) Target owns or is licensed for, and in any event possesses sufficient rights with respect to, all Intellectual Property (defined below) that is used, exercised, or exploited ("Used") in, or that may be necessary for, its business as currently conducted ("Target Intellectual Property," which term will also include all other Intellectual Property owned by or licensed to Target now or in the past) without any conflict with or infringement or misappropriation of any rights or property of others ("Infringement"). Such ownership, licenses and rights are exclusive (A) except with respect to Inventions (defined below) in the public domain that are not important differentiators of Target's business and (B) except with respect to standard, generally commercially available, "off-the-shelf" third party products that are not part of any current product, service or Intellectual Property offering of Target. No Target Intellectual Property was conceived or developed directly or indirectly with or pursuant to government funding or a government contract. "Intellectual Property" means (i) inventions (whether or not patentable); trade names, trade marks, service marks, logos and other designations ("Marks"); works of authorship; mask works; data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort ("Inventions") and (ii) patent rights; Mark rights; copyrights; mask work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). All copyrightable matter within Target Intellectual Property has been created by persons who were employees of Target at the time of creation and no third party has or will have "moral rights" or rights to terminate any assignment or license with respect thereto. Target has not received any communication alleging or suggesting that or questioning whether Target has been or may be engaged in, liable for or contributing to any Infringement, nor does Target have any reason to expect that any such communication will be forthcoming.

            (b) To the extent included in Target Intellectual Property (but excluding Intellectual Property licensed to Target only on a nonexclusive basis), Schedule 2.11(b) lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor) all patents and patent applications; all registered and unregistered Marks; and all registered and, if material, unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by Target. Target is not aware of any material questions or challenges (or any specific basis therefor) with respect to the validity of any of the foregoing issued or registered IP Rights (or any part or claim thereof).

            (c) There is, to the knowledge of Target, no unauthorized Use, disclosure, infringement or misappropriation of any Target Intellectual Property by any third party, including, without limitation, any employee or former employee of Target.

            (d) Target has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Target Intellectual Property with respect to which Target has exclusivity and that is not otherwise disclosed in published patents or patent applications or registered copyrights ("Target Confidential Information"). All use by and disclosure to employees or others of Target Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Except as set forth in Schedule 2.11(d), Target has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow holder or other person any part of any source code.

            (e) Each current and former employee and contractor of Target who is or was involved in, or who has contributed to, the creation or development of any Target Intellectual Property has executed and delivered (and to the knowledge of Target is in compliance with) an enforceable agreement in substantially the form of Target's standard Proprietary Information and Inventions Agreement (in the case of an employee) or Target's standard Consulting Agreement (in the case of a contractor).

            (f) To Target's knowledge, Target is not Using, and it will not be necessary to Use, (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by Target or (ii) any confidential information or trade secrets of any former employer of any such person.

            2.12 Taxes.

                  (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of Target (collectively, "Tax Returns" and individually a "Tax Return"), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Target Balance Sheet (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the Balance Sheet Date, and Target has not and will not incur any Tax liability in excess of the amount reflected on such Target Balance Sheet with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes), and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after September 30, 1999, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Target Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since September 30, 1999, has been or will be incurred by Target other than in the ordinary course of business, and adequate provision has been made by Target for all Taxes since that date in accordance with GAAP on at least a quarterly basis.

                  (b) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns. Target has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. Target (or any member of any affiliated or combined group of which Target has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, action, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. Target is in full compliance with all the terms and conditions of any Tax exemptions or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither Target nor any person on behalf of Target has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by Target. None of the assets of Target is property that Target is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of Target directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the assets of Target is "tax-exempt use property" within the meaning of Section 168(h) of the Code. Target has not made and will not make a deemed dividend election under Treas. Reg. ss.1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Target has never been a party (either as a distributing corporation as a corporation that has been distributed) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state law. Target has not participated in (and will not participate in) an international boycott within the meaning of
Section 999 of the Code. No Target stockholder is other than a United States person within the meaning of the Code. Target does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States of America and such foreign country and Target has not engaged in a trade or business within any foreign country. Target has never elected to be treated as an S-corporation under
Section 1362 of the Code or any corresponding provision of federal or state law. Target is not party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Target is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which Target is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162(a) (by reason of being unreasonable in amount), 162
(b) through (p) or 404 of the Code. Target is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) that includes a party other than Target nor does Target owe any amount under any such Agreement. Target is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

                  (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.12, the term "Target" means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

            2.13 Employee Benefit Plans.

                  (a) For all purposes under this Section 2.13 "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that, together with Target, is treated as a single employer under Section 4001(b) of ERISA or Section 414 of the Code. Target has no ERISA Affiliates and does not maintain, is not a party to, does not contribute to and is not obligated to contribute to, and employees or former employees of Target and their dependents or survivors do not receive benefits under, any of the following (whether or not set forth in a written document):

                        (i) Any employee benefit plan, as defined in section 3(3) of ERISA;

                        (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

                        (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

                  (b) Target has not terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

                  (c) Neither Target nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA, except to the extent that any such liability would not have a Material Adverse Effect.

            2.14 Employees and Consultants.

                  (a) Target has provided Acquiror with a true and complete list of all individuals employed by Target as of the date hereof and the position and base compensation payable to each such individual. Schedule 2.14 of the Target Disclosure Letter contains a description of any written or oral employment agreements, consulting agreements or termination or severance agreements to which Target is a party.

                  (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement and is not a party to any labor or employment dispute.

                  (c) The consummation of the transactions contemplated herein will not result in (i) any amount becoming payable to any employee, director or independent contractor of Target, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

                  (d) Target is not obligated and upon consummation of the Merger will not be obligated to make any payment or transfer any property that would be considered a "parachute payment" under section 280G(b)(2) of the Code.

                  (e) To the knowledge of Target, no employee of Target has been injured in the work place or in the course of his or her employment except for injuries that are covered by insurance or for which a claim has been made under workers' compensation or similar laws.

                  (f) Target has complied in all material respects with the verification requirements and the record-keeping requirements of the Immigration Reform and Control Act of 1986 ("IRCA"); to the knowledge of Target, the information and documents on which Target relied to comply with IRCA are true and correct; and there have not been any discrimination complaints filed against Target pursuant to IRCA, and to the knowledge of Target, there is no basis for the filing of such a complaint.

                  (g) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Target, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect.

                  (h) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

                  (i) Target has filed all required reports and information with respect to its employees that are due prior to the Closing Date and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable federal and state law and regulations, including without limitation those within the jurisdiction of the United States Equal Employment Opportunity Commission, United States Department of Labor and state and local human rights or civil rights agencies, except to the extent that any such failure to file or comply would not have a Material Adverse Effect on Target. Target has filed and shall file any such reports and information that are required to be filed prior to the Closing Date.

                  (j) Target is not aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target or that could reasonably be expected to conflict with any of Target's business as conducted. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted, will, to Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

            2.15 Related-Party Transactions. No employee, officer, or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. To Target's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies that may compete with Target. No member of the immediate family of any officer or director of Target is directly or indirectly interested in any material contract with Target.

            2.16 Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

            2.17 Compliance with Laws. Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

            2.18 Brokers' and Finders' Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            2.19 Voting Agreement; Irrevocable Proxies. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Securities Act who are also officers or directors have agreed in writing to vote for approval of the Merger pursuant to a Voting and Proxy Agreement attached hereto as Exhibit C (collectively, the "Voting Agreements").

            2.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding Target Common Stock is the only vote of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

            2.21 No Breach of Material Contracts. The Target has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of any material contract. Each of the material contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, could reasonably be expected to (A) become a default or event of default under any material contract, which default or event of default could reasonably be expected to have a Material Adverse Effect on Target or (B) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party) under any material contract or (C) the release, disclosure or delivery to any third party of any part of the source code. True, correct and complete copies of all material contracts have been delivered to the Acquiror.

            2.22 Registration Statement; Proxy Statement/Prospectus. The written information supplied by Target expressly for the purpose of inclusion in the registration statement on Form S-8 or Form S-3 (or such other or successor form as shall be appropriate) pursuant to which the issuance of the shares of Acquiror Common Stock to be issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or information should be discovered by Target that should be set forth in an amendment to the Registration Statement, Target shall promptly inform Acquiror and Merger Sub. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing document.

            2.23 Complete Copies of Materials. Target has delivered or made available true and complete copies of each document that has been requested in writing by Acquiror or its counsel in connection with their technical, legal and accounting review of Target.

            2.24 Review of Acquiror's SEC Filings. Target has reviewed Acquiror's SEC Documents (as defined in Section 3.4 below) and has had an opportunity to inquire about the disclosure contained therein.

            2.25 Board Approval. The Board of Directors of Target has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interest of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

            2.26 Section 203 of Delaware Law Not Applicable. The Board of Directors of Target has taken all actions so that the restrictions contained in
Section 203 of the Delaware Law applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

            2.27 Dissenter's Rights. No securityholder of Target is or will be entitled to exercise dissenter's or appraisal rights in connection with the Merger or the other transactions contemplated by this Agreement.

            2.28 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Letter, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

            Acquiror and Merger Sub represent and warrant to Target and the Target Stockholders that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Letter delivered by Acquiror to Target to prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Letter"). The Acquiror Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III. Any reference in this Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. For the purposes of this Agreement, "Acquiror" will be deemed to include (and each representation and warranty will apply separately and collectively to) Acquiror and each of Acquiror's subsidiaries, unless the context otherwise requires.

            3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Acquiror or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the Acquiror SEC Documents (as defined in Section 3.4), Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            3.2 Capital Structure. The authorized capital stock of Acquiror consists of sixty million (60,000,000) shares of Common Stock, $0.01 par value, and five million (5,000,000) shares of Preferred Stock, $0.01 par value, of which there were issued and outstanding as of September 30, 1999, sixteen million one hundred sixty two thousand four hundred thirty-three (16,162,433) shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after September 30, 1999, upon (i) the exercise of options issued under Acquiror's 1997 Stock Option/Stock Issuance Plan (the "Acquiror Stock Option Plan") or (ii) the exercise of subscription rights outstanding as of such date under the Acquiror 1998 Employee Stock Purchase Plan (the "Acquiror ESPP"). The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.0001 par value, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof and are not subject to preemptive rights, rights of first refusal or other similar rights created by statute, the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub or any agreement to which Acquiror or Merger Sub is a party or by which it is bound. As of September 30, 1999, Acquiror had reserved (i) four million two hundred thirty-two thousand six hundred (4,232,600) shares of Common Stock for issuance to employees, directors and independent contractors pursuant to the Acquiror Stock Option Plan, of which approximately four million three hundred forty thousand four hundred seventy-nine (4,340,479) shares have been issued pursuant to option exercises, and approximately three million seven hundred twelve thousand five hundred forty-three (3,712,543) shares are subject to outstanding, unexercised options, and (ii) three hundred thousand (300,000) shares of Common Stock for issuance to employees pursuant to the Acquiror ESPP, of which one hundred eighty-six thousand six hundred five (186,605) shares have been issued and as of September 30, 1999. Other than as set forth above and the commitment to issue shares of Common Stock pursuant to this Agreement; there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror or Merger Sub is a party or by which either of them is bound obligating Acquiror or Merger Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Merger Sub or obligating Acquiror or Merger Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholders, will be issued in compliance with applicable U.S. Federal and state securities laws and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

            3.3 Authority.

                  (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Transaction Documents have been duly executed and delivered by each of Acquiror and Merger Sub and constitute the valid and binding obligations of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with their terms.

                  (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require a consent to assignment or a novation under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, (ii) the filing of a Form 8-K with the SEC and National

Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under HSR, (v) the filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Stock Option Plans assumed by Acquiror, and (vi) such other consents, authorizations, filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the other Transaction Documents.

            3.4 SEC Documents; Financial Statements. True and complete copies of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror prior to the Effective Time are available to Target on the SEC's web site (collectively, the "Acquiror SEC Documents") at www.sec.gov. All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") fairly present the consolidated financial condition and the related consolidated statements of operations, of stockholder's equity, and of cash flows of Acquiror at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC).

            3.5 Absence of Certain Changes. Since September 30, 1999 (the "Acquiror Balance Sheet Date"), Acquiror has conducted its business in the ordinary course consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Acquiror.

            3.6 Litigation. Except as disclosed in the Acquiror SEC Documents, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror. There is no judgment, decree or order against Acquiror or any of its subsidiaries or, to the knowledge of Acquiror or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror does not have any plans to initiate any litigation, arbitration or other proceeding against any third party.

            3.7 Compliance with Laws. Each of Acquiror and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

            3.8 Board Approval. The Board of Directors of Acquiror and Merger Sub have approved this Agreement and the Merger.

            3.9 Representations Complete. None of the representations, warranties or statements made by Acquiror or Merger Sub herein or in any Schedule hereto, including the Acquiror Disclosure Letter, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

            4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), to carry on Target's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees (i) to pay debts and Taxes when due, (ii) subject to Acquiror's consent to the filing of material Tax Returns, if applicable, to pay or perform other obligations when due, (iii) to use all reasonable efforts consistent with past practice and policies to preserve intact Target's present business organizations, keep available the services of Target's present officers and key employees and preserve Target's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Target, to the end that Target's goodwill and ongoing businesses shall be unimpaired at the Closing Date and (iv) to provide all assistance reasonably requested by Acquiror's independent accountants to audit or review the Financial Statements (provided that Acquiror shall pay the fees and expenses of such accountants in conducting such audit or review). Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of Target's business, and of any event that could have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

                  (a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                  (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except at cost from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

                  (c) Material Contracts. Enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses;

                  (d) Stock Option Plans, etc. Adopt any stock option plan or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its existing stock plans, if any, or authorize cash payments in exchange for any options or other rights granted under any of such plans;

                  (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (provided, however, that Target shall prior to the Closing issue to its employees the number of shares of Common Stock set forth opposite their names on the Target Disclosure Letter previously delivered to Acquiror);

                  (f) Intellectual Property. Transfer to or license any person or entity, or otherwise extend, amend or modify, any Target Intellectual Property, other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

                  (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

                  (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

                  (i) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

                  (j) Leases. Enter into any operating lease requiring payments in excess of $10,000;

                  (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

                  (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $25,000 in the aggregate;

                  (m) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

                  (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

                  (o) Employee Benefits; Severance. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee,
(iii) enter into any collective bargaining agreement or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (p) Lawsuits. Commence a lawsuit or arbitration proceeding other than (i) for the routine collection of bills, or (ii) for a breach of this Agreement;

                  (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

                  (r) Taxes. Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment, incur any Tax liability in excess of the amount reflected on the Target Balance Sheet with respect to all periods through the Target Balance Sheet Date, provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

                  (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business; or

                  (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

            4.2 Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            5.1 No Solicitation.

                  (a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, neither Target nor Target Stockholders shall, directly or indirectly, through any officer, director, employee, financial advisor, attorney, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal. In addition, from and after the date of this Agreement until the Effective Time, Target and Target Stockholders shall discontinue any existing discussions or negotiations in progress with any third party about a potential Takeover Proposal.

                  (b) Without limiting the foregoing, it is understood that any violations of the restrictions set forth in this paragraph by any officer, director, employee, financial advisor, attorney, representative or agent, if acting on behalf of Target or Target Stockholders, shall be deemed to be a breach of this Section 5.1 by Target and Target Stockholders.

                  (c) Target and Target Stockholders shall notify Acquiror immediately (and no later than 24 hours) after Target (or its advisors or agents) becomes aware of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target or Target Stockholders that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

            5.2 Preparation of Information Statement/Proxy Statement. As soon as practicable after the execution of this Agreement, Target shall prepare, with the cooperation of Acquiror, an Information Statement/Proxy Statement for the stockholders of Target to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby. The Information Statement/Proxy Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall each use all reasonable efforts to cause the Information Statement/Proxy Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement/Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement/Proxy Statement. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement/Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement/Proxy Statement shall contain the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the shareholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement/ Proxy Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

            5.3 Stockholders Meeting or Consent Solicitation. Target shall promptly after the date hereof take all actions necessary to either (i) call a meeting of its stockholders to be held for the purpose of voting upon this Agreement and the Merger (the "Target Stockholders Meeting") or (ii) commence a consent solicitation to obtain such approvals. Target will, through its Board of Directors, recommend to its stockholders approval of such matters as soon as practicable after the date hereof. Target shall use all reasonable efforts to solicit from its stockholders proxies or consents in favor of such matters.

            5.4 Access to Information.

                  (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's and its subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

                  (c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger; provided, however, that nothing herein shall limit Target's obligation to update the Target Disclosure Letter pursuant to Section 5.7 hereof.

            5.5 Public Disclosure. Unless otherwise required by law, prior to the Closing Date, no disclosure (whether or not in response to an inquiry) shall be made by any party hereto regarding the subject matter of this Agreement unless approved by Acquiror prior to release. Any public announcement by Acquiror regarding the subject matter of this Agreement shall be delivered to Target prior to release.

            5.6 Consents; Cooperation.

                  (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use all reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

                  (b) Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the date specified in Section 7.1(b) (or any later date permitted pursuant to the proviso in Section 7.1(b)) or (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

                  (c) Notwithstanding the foregoing, neither Acquiror nor Target shall be required to agree, as a condition to any approval, to divest itself of or hold separate any subsidiary, division or business unit that is material to the business of such party and its subsidiaries, taken as a whole, or the divestiture or holding separate of which would be reasonably likely to have a Material Adverse Effect on (A) the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole or (B) the benefits intended to be derived as a result of the Merger.

            5.7 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Letter, of (i) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this
Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

            5.8 Voting and Proxy Agreements. Upon execution of this Agreement, Target shall, on behalf of Acquiror and pursuant to the request of Acquiror, cause each of the Affiliates of Target to execute and deliver to Acquiror a Voting and Proxy Agreement substantially in the form of Exhibit C attached hereto.

            5.9 Assignment of Target Lease. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to transfer Target's lease for the property located at 39 Broadway, New York, New York to Acquiror. In connection with such transfer, Acquiror shall assume the existing personal guarantee in the amount of approximately $390,000 connected with such lease.

            5.10 Assignment and Recruitment of Developers. Within a reasonable time after the Closing Acquiror will use all reasonable efforts to assign three
(3) developers to the Surviving Corporation. In addition, within six (6) months following the Closing, Acquiror will, and will cause its subsidiaries to, take all reasonable actions to recruit three (3) additional developers for the Surviving Corporation.

            5.11 Legal Requirements. Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

            5.12 Additional Agreements; Commercially Reasonable Efforts. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target described in Section 5.3, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

            5.13 Employee Benefits. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror's benefits program, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefits programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Closing Date. To the extent permitted by Acquiror's benefit plans, from and after the Closing Date, Acquiror shall grant all employees of Target credit for all service (to the same extent as service with Acquiror is taken into account with respect to similarly situated employees of Acquiror) with Target prior to the Closing Date for (i) eligibility purposes and (ii) for purposes of vacation accrual after the Closing Date as if such service with Target was service with Acquiror.

            5.14 Intentionally Left Blank.

            5.15 Registration Requirements.

                  (a) As soon as reasonably practicable and in any event no later than thirty (30) business days after the Closing, Acquiror shall prepare and file a registration statement with the SEC under the Securities Act to register the resale of the "Registrable Securities" and thereafter shall use its commercially reasonable efforts to secure the effectiveness of such registration statement. The "Registrable Securities" shall include: (i) up to twenty percent (20%) of the Series A--Stock Consideration of each of the holders of the then outstanding shares of Series A Preferred Stock at the election of each such holder, with such irrevocable election to be made in writing not fewer than five
(5) days prior to the Closing; (ii) up to seventy percent (70%) of the Common Stock Consideration payable to each of the holders of Target Common Stock other than the Target Founders at the election of each such holder, with such irrevocable election to be made in writing not fewer than five (5) days prior to the Closing; and (iii) a number of shares of the Common Stock--Stock Consideration equal to two million dollars ($2,000,000) divided by the Stock Price payable to each of the Target

Founders. As provided in Section 5.16 below, all of the Registrable Securities shall not be deemed to be "Guarantee Shares."

                  (b) Acquiror shall pay all Registration Expenses (as defined below) in connection with any registration qualification or compliance hereunder, and each holder of Registrable Securities ("Holder") shall pay all Selling Expense (as defined below) and other expenses that are not Registration Expenses relating to the Registrable Securities resold by such Holder. "Registration Expenses" shall mean all expenses, except for Selling Expenses, incurred by Acquiror in complying with the registration provisions herein described, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Acquiror, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration. "Selling Expenses" shall mean all selling commissions, underwriting fees (if any) and stock transfer taxes applicable to the Registrable Securities and all fees and disbursements of counsel for any Holder.

                  (c) In the case of any registration effected by Acquiror pursuant to these registration provisions. Acquiror will use its commercially reasonable efforts to: (i) keep such registration effective until the earlier of
(A) twelve (12) months after the Closing Date or (B) such date as Acquiror shall be satisfied that the then-current Holders may sell all of their Registrable Securities then outstanding within a three (3) month period; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; (iii) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request; (iv) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Acquiror shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; (v) cause all such Registrable Securities registered as described herein to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by Acquiror are then listed or quoted; (vi) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all Registrable Securities; and (vii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, within a reasonably practicable date, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                  (d) With a view to making available to the holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell Registrable Securities to the public without registration or pursuant to a registration on Form S-3, Acquiror hereby covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the closing; (ii) file with the SEC in a timely manner all reports and other documents required of Acquiror under the Securities Act and Exchange Act; and
(iii) furnish to any Holder, as long as the Holder owns any Registrable Securities forthwith upon request, (A) a written statement by Acquiror that it has complied with the reporting requirements of Rule 144, the Securities Acts and the Exchange Act, (B) a copy of the most recent annual or quarter report of Acquiror, and (C) such other information as may be reasonably requested in order to avail any Holder of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration or pursuant to such Form S-3.

                  (e) Indemnification.

                        (i) To the extent permitted by law, Acquiror will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder, its officers, directors, shareholders or partners and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Acquiror of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and Acquiror will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability, or action; provided, however, that the indemnity agreement contained in this Section 5.15(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, liability, or action if such settlement is effected without the consent of Acquiror (which consent shall not be unreasonably withheld), nor shall Acquiror be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                        (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless Acquiror, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Acquiror within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 5.15(e)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 5.15(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 5.15(e)(ii) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                        (iii) Promptly after receipt by an indemnified party under this Section 5.15(e) of notice of the commencement of any action (including governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.15(e), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnifying parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.15(e), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.15(e). No indemnifying party, in defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment of enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or litigation.

                        (iv) If the indemnification provided for in this Section 5.15(e) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that, in no event shall any contribution by a Holder under this subsection 5.15(e)(iv) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                        (v) The obligation of Acquiror and Holders under this
Section 5.15(e) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5.15(e) and otherwise.

                  (f) If any Holder shall propose to sell any Registrable Securities pursuant to the registration statement, it shall notify Acquiror of its intent to do so at least three (3) full trading days prior to such sale, and the provision of such notice to Acquiror shall conclusively be deemed to establish an agreement by such Holder to comply with the registration provisions herein described. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such Holder is accurate as of the date of such notice.

                  (g) Subject to Section 5.15(h), when a Holder is entitled to sell and gives notice of its intent to sell pursuant to the registration statement, Acquiror shall use commercially reasonable efforts to furnish within one (1) trading day (and shall in any event furnish within three (3) trading days) to such Holder confirmation that no such supplement or amendment is required or a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the Holders of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing.

                  (h) If at any time after a registration statement becomes effective, Acquiror advises the Holders in writing that the registration statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any prospectus comprising a part of such registration statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or the occurrence or existence of any pending corporate development that, in the reasonable discretion of Acquiror, makes it appropriate to suspend the availability of the registration statement and the related prospectus, Acquiror shall give notice to the Holders that the availability of the registration statement is suspended and the Holders shall suspend any further sale of Registrable Securities pursuant to the registration statement until the Holders have been informed in writing that the registration statement is available, provided that Acquiror may not suspend the availability of the registration statement unless affiliates of the Acquiror who are subject to Acquiror's insider trading policies are also precluded from trading in Acquiror's Common Stock. Acquiror shall be entitled to exercise its right to suspend the availability of the registration statement for a period exceeding not more than sixty (60) consecutive days, or a total of one hundred twenty
(120) days within any consecutive three hundred sixty (360) day period. In addition, each Holder who becomes an employee of Acquiror shall be subject to Acquiror's insider trading policy to the extent applicable.

                  (i) The registration rights provided in this Section 5.15 shall terminate with respect to a particular Holder if the Registrable Securities owned by such Holder have been held for the necessary holding period under Rule 144 and all shares of Registrable Securities held by such Holder may be sold pursuant to Rule 144 in any three (3) month period. Upon the termination of registration rights pursuant to this Section 5.15, Acquiror shall have the right to withdraw the registration statement, or any portion thereof, covering the Registrable Securities held by such particular Holder.

            5.16 Issuance of Additional Shares. The term "Guarantee Shares" shall mean the shares of Acquiror Common Stock that are (x) (i) Series A--Stock Consideration or (ii) Common Stock--Stock Consideration and that are not (y) (A) Registrable Securities and/or (B) the number of shares of Acquiror Common Stock issued as part of the Common Stock--Stock Consideration equal to six million dollars ($6,000,000) divided by the Stock Price (the "Delayed Release Shares"). Promptly, and in any event within thirty (30) days after October 12, 2000 (the "Second Installment Date"), Acquiror shall issue a number of additional shares of Acquiror Common Stock equal to the greater of zero or the following formula (the "Second Installment Shares"):

                                ((A)($68.36)/B)-A

            Where:

                  A = The number of Guarantee Shares issued at the Closing and held by the original holder thereof or such holder's heirs as of the Second Installment Date.

                  B = The greater of (i) $26.00 or (ii) the closing price of Acquiror Common Stock on October 12, 2000.

provided, however, that notwithstanding any other provision of this Agreement, the aggregate number of Second Installment Shares that can be issued pursuant to this Agreement shall not exceed the total number of shares included in the Series A - Stock Consideration and the Common Stock - Stock Consideration combined. Each holder of Guarantee Shares shall receive a number of Second Installment Shares equal to the total number of Second Installment Shares multiplied by a fraction, the numerator of which shall be the number of such holder's Guarantee Shares and the denominator of which shall be the total number of Guarantee Shares outstanding. Fractional shares shall be handled in accordance with the principles set forth in Section 1.6(g). Notwithstanding any other provision of this Agreement, the right to receive Second Installment Shares shall not be transferable except by will or intestacy and upon any transfer of Guarantee Shares except by will or intestacy prior to the Second Installment Date such shares shall no longer be Guarantee Shares pursuant to this Section 5.16 and the right to receive Second Installment Shares shall be inapplicable to such Guarantee Shares. The per share and price per share numbers set forth in this Section 5.16 shall be appropriately adjusted for stock splits, stock dividends, recapitalizations and the like.

            5.17 "Market Stand-Off" Agreement.

                  (a) Each Target Stockholder hereby agrees that he will not, and Target and each Target Stockholder hereby agrees to use its and his best efforts to cause each other stockholder of Target to agree that he, she or it will not, without the prior written consent of Acquiror, during the period commencing on the Closing and ending on the date twelve (12) months from the
Closing: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Guarantee Shares originally issued to such Target Stockholder pursuant to this Agreement (or hereafter acquired) or any securities convertible into or exercisable or exchangeable for Guarantee Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Guarantee Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Guarantee Shares of each Target Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                  (b) Each Target Stockholder hereby agrees that he will not, without the prior written consent of Acquiror, during the period commencing on the Closing and ending on the date nine (9) months from the Closing: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Delayed Release Shares originally issued to such Target Stockholder pursuant to this Agreement (or hereafter acquired) or any securities convertible into or exercisable or exchangeable for Delayed Release Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Delayed Release Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Delayed Release Shares of each Target Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                  (c) Each Target Stockholder hereby agrees that he will not, without the prior written consent of Acquiror, during the period commencing on the date nine (9) months from the Closing and ending on the date twelve (12) months from the Closing: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, two-thirds (2/3) of the Delayed Release Shares originally issued to such Target Stockholder pursuant to this Agreement (or hereafter acquired) or any securities convertible into or exercisable or exchangeable for Delayed Release Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Delayed Release Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Delayed Release Shares of each Target Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                  (d) Each Target Stockholder hereby agrees that he will not, without the prior written consent of Acquiror, during the period commencing on the date twelve (12) months from the Closing and ending on the date twenty-four
(24) months from the Closing: (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, one-third (1/3) of the Delayed Release Shares originally issued to such Target Stockholder pursuant to this Agreement (or hereafter acquired) or any securities convertible into or exercisable or exchangeable for Delayed Release Shares, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Delayed Release Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Acquiror Common Stock or such other securities, in cash or otherwise. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Delayed Release Shares of each Target Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

            6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

                  (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of a majority of the shares of Target Capital Stock and the holders of a majority of the shares of the Preferred Stock of Target outstanding as of the record date set for the Target shareholders meeting or solicitation of shareholder consents, and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of Target as is required by the terms of Section 280G(b)(5)(B).

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

                  (c) Governmental Approval. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state Blue Sky laws.

                  (d) Intentionally Left Blank.

            6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

                  (a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

                  (b) No Stop Order. The SEC shall not have issued any stop order preventing the sale of any Common Stock of Acquiror.

                  (c) Disclosure Letter. Target shall have received a Disclosure Letter of Acquiror and Merger Sub reasonably satisfactory to Target.

            6.3 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror and Merger Sub:

                  (a) Representations, Warranties and Covenants. Except as disclosed in the Target Disclosure Letter: (i) the representations and warranties of Target and Target Stockholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Target and Target Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it and them as of the Effective Time.

                  (b) Certificate of Target. Acquiror shall have been provided with a certificate, dated the Effective Date, executed on behalf of Target by its President and Chief

Financial Officer to the effect that, as of the Effective Time, the conditions provided for in subsection (a) above have been satisfied.

                  (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the contracts of Target set forth on the Target Disclosure Letter.

                  (d) Intentionally Left Blank.

                  (e) Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

                  (f) Legal Opinion. Acquiror shall have received a legal opinion from Kramer Levin Naftalis & Frankel LLP, Target's legal counsel, in form and substance reasonably satisfactory to Acquiror.

                  (g) Intentionally Left Blank.

                  (h) Employment Agreements; Non-Compete. Each of Michael Wood, Adam Forbes and Angus Forbes shall have agreed to be employed by Acquiror after the Closing Date and shall have entered into employment agreements with Acquiror in the form attached hereto as Exhibits D-1, D-2 and D-3, respectively (the "Founders' Employment Agreements"). Each other employee of Target who shall have agreed to be employed by Acquiror after the Closing Date shall have entered into employment agreements with Acquiror in the form attached hereto as Exhibit E (the "Key Employee Employment Agreements") and non-competition agreements in substantially the form attached hereto as Exhibit F.

                  (i) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Target and its subsidiaries, taken as a whole.

                  (j) Resignation of Officers and Directors. The officers and directors of Target in office immediately prior to the Effective Time shall have resigned as officers and directors of Target effective as of the Effective Time.

                  (k) Intentionally Left Blank.

                  (l) Proprietary Information and Inventions Agreements. All of the employees of Target shall have entered into a Proprietary Information and Inventions Agreements in a form reasonably acceptable to Acquiror.

                  (m) Securities Exemption. The Acquiror shares to be issued in the Merger shall be exempt from registration under the Securities Act of 1933, as amended.

                  (n) Due Diligence/Disclosure Letter. Acquiror shall have received a Disclosure Letter of Target and Target Stockholders reasonably satisfactory to Acquiror. Acquiror shall have completed its legal, financial and technical due diligence review of Target to its reasonable satisfaction; provided, however, that such due diligence review must be completed on or prior to the date that is two-weeks from the date of this Agreement.

                  (o) Stockholders' Representations Agreement. Each stockholder of Target shall have executed the Stockholders' Representations Agreement in the form attached hereto as Exhibit G (the "Stockholders' Representations Agreement"). Michael Wood shall have agreed to act as Purchaser Representative (as such term is defined in the Stockholders' Representations Agreement).

                                  ARTICLE VII

                   TERMINATION, EXPENSES, AMENDMENT AND WAIVER

            7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Target, this Agreement may be terminated:

                  (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

                  (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred by February 27, 2000 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

                  (c) by Acquiror, if (i) Target shall breach any representation, warranty, obligation or agreement hereunder (except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not substantially impaired nor reasonably would be expected to substantially impair, Acquiror's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Acquiror's business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on Acquiror) and such breach shall not have been cured (if capable of being cured) within five
(5) business days of receipt by Target of written notice of such breach, or (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing; provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement; or

                  (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder (except, in all such cases, where such breaches of such representations and warranties, individually or in the aggregate, have not substantially impaired nor reasonably would be expected to substantially impair, Acquiror's ability after the Closing to continue to develop, produce, sell and distribute the products and services that are material to Acquiror's business in a manner that has resulted in or would reasonably be expected to result in a Material Adverse Effect on Acquiror) and such breach shall not have been cured (if capable of being cured) within five
(5) days following receipt by Acquiror of written notice of such breach; provided that the right to terminate this Agreement by Target under this Section 7.1(d) shall not be available to Target where Target is at that time in material breach of this Agreement; or

                  (e) by Target or Acquiror if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

            7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.5 (Public Disclosure),
Section 7.3 (Expenses) and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement.

            7.3 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) shall be paid by the party incurring such expense; provided, however, that if the Merger is consummated, any expenses of legal counsel, accountants and financial advisors of Target or its stockholders incurred in connection with the post letter of intent portion of the Merger in excess of $110,000 (the "Excess Acquisition Expenses") shall be deducted from the Acquiror Common Stock deliverable at the Closing. If either Acquiror or Target receives any invoices for Excess Acquisition Expenses after the Closing, such Excess Acquisition Expenses paid shall be promptly reimbursed by the Target Stockholders.

            7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that an amendment made subsequent to adoption of the Agreement by the shareholders of Target shall not be made except as permitted by law.

            7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the
representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            8.1 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances that Acquiror, Merger Sub, Target or the Target Stockholders may have as a result of such investigation or otherwise, Acquiror, Merger Sub, Target and the Target Stockholders will be entitled to rely upon the other party's representations, warranties, agreements and covenants set forth in this Agreement. The obligations of Acquiror and Merger Sub with respect to their representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date twenty-four (24) months following the Closing Date (the "Termination Date"), at which time, subject to this Article VIII, the representations, warranties, agreements and covenants of Acquiror and Merger Sub set forth in this Agreement and any liability of the Acquiror and Merger Sub with respect to such representations, warranties, agreements and covenants will terminate. The obligations of Target and Target Stockholders with respect to their representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date twenty-four (24) months following the Closing Date (the "Termination Date"), at which time, subject to this Article VIII, the representations, warranties, agreements and covenants of Target and Target Stockholders set forth in this Agreement (other than any such Tax Provisions (as defined below)) and any liability of the Target Stockholders with respect to such representations, warranties, agreements and covenants will terminate. Any representations, warranties, agreements or covenants of Target or the Target Stockholders relating to Tax matters (collectively, "Tax Provisions") and any liability of the Target Stockholders with respect thereto will survive the Closing and continue in full force and effect until the later of the Termination Date or the termination of the applicable statute of limitations thereto (the "Tax Provisions Termination Date"), at which time such representations, warranties, agreements and covenants and any liability of Target and Target Stockholders with respect to such representations, warranties, agreements and covenants will terminate. If a claim is made by either party prior to the expiration of any representations, warranties, agreements or covenants, such claim shall survive until such claim is finally resolved.

            8.2 Indemnity. From and after the Effective Time of the Merger, and subject to the provisions and limits of Section 8.1, Acquiror and the Surviving Corporation (on or after the Closing Date) shall be indemnified and held harmless by the Target Stockholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof, imposed on or reasonably incurred by Acquiror or the Surviving Corporation as a result of any breach of any representation, warranty or covenant on the part of Target and/or Target Stockholders under this Agreement (collectively the "Damages"). "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party. In determining the amount of any Damages attributable to a breach, any materiality or knowledge standard contained in a representation, warranty or covenant shall be disregarded. Notwithstanding the foregoing, Acquiror and the Surviving Corporation shall not be entitled to indemnification for Damages caused by violations of covenants of the Target undertaken at the direction or control of Acquiror after the Closing.

            8.3 Intentionally Left Blank.

            8.4 Intentionally Left Blank.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                  (a)   if to Acquiror or Merger Sub, to:

                        Micromuse Inc.
                        139 Townsend Street
                        San Francisco, CA 94107
                        Attention: James B. De Golia
                        Facsimile No.:  (415) 538-9091
                        Telephone No.: (415) 538-9090

                        with a copy to:

                        Gunderson Dettmer Stough Villeneuve
                        Franklin & Hachigian, LLP
                        155 Constitution Drive
                        Menlo Park, CA 94025
                        Attention:  Robert V. Gunderson, Jr.
                        Facsimile No.: (650) 321-2400
                        Telephone No.: (650) 321-2800

                  (b)   if to Target or the Target Stockholders, to:

                        c/o Michael Wood
                        39 Broadway, 6th Floor
                        New York, NY  10004

                        with a copy to:

                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, NY  10022
                        Attention:  Bruce Rabb
                        Facsimile No.: (212) 715-9100
                        Telephone No.: (212) 715-8000

            9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due inquiry of officers, directors and other employees of such party and its subsidiaries reasonably believed to have knowledge of such matters. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 2, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the non-disclosure agreement by and between the parties dated October 14, 1999, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Target Stockholders to receive the consideration set forth in Article I of this Agreement.

            9.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            9.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

            9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within New York County, New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

            9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

            9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, and the Target Stockholders have executed this Agreement, all as of the date first written above.


                                       "TARGET":


                                       By:______________________________________
                                          Chairman and Chief Executive Officer


                                       "ACQUIROR":


                                       By:______________________________________
                                          Chairman and Chief Executive Officer


                                       "MERGER SUB":


                                       By:______________________________________
                                             President and Secretary


                                       "TARGET STOCKHOLDERS":


                                       _________________________________________
                                       Adam Forbes


                                       _________________________________________
                                       Michael Wood


            SIGNATURE PAGE TOP AGREEMENT AND PLAN OF REORGANIZATION